UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  FORM 8-K/A
                                CURRENT REPORT
                    Pursuant to Section 13 OR 15(d) of The
                       Securities Exchange Act of 1934
               Date of Report (Date of earliest event reported)


                                 03/10/2008
                                 ___________


                              CALA CORPORATION
                              ________________
           (Exact name of registrant as specified in its charter)


OKLAHOMA            01-15109        73-1251800
(State or other
jurisdiction      (Commission       (IRS Employer
of incorporation) File Number)  Identification No.)

                                13 MAIN STREET
                           TITUSVILLE, FLORIDA 32796
                                 321-267-6050
                           _________________________
                   (Address of principal executive offices)
         (Zip Code)Registrants telephone number, including area code



On September 24th, 2007 the company filed an 8-K/A to inform the shareholders that Trinetics Group Inc. merger was placed on hold due to auditing requirements. After detail auditing, the company discovered several inconsistencies with respect how profits are entered from private to publicly held companies. Therefore, 100,000,000 <One Hundred Million> of company shares were returned back to the treasury.

Now the company can focus solely to the construction for the first undersea resort ships. The company has received confirmation from the NYC Harbor Department to dock our future luxury resort ships on the Hudson River within walking distance from Broadway, Rockefeller Center, Park Ave, Times Square, and Jarvis Center.

Furthermore the company executed a contract with the prestigious Odys Shipyard in Gdansk, Poland to build the first three luxury Undersea Resort Ships to be placed in NYC. The Total construction contract with Odys Shipyard is around $1 Billion which does not include any furniture, fixtures, equipment, and interior design.

The company plans is to pre-sell each ship to Hospitality, Shopping Centers, Convention Centers, Parking Facilities, Class A Office Buildings and to Fortune 100 companies. The company will not start construction until the ships have been pre-sold and paid by the prospective buyers.

It is important to note that the company is in discussions with large Investment Bankers, Hospitality Owners and Brokers, shopping center developers, and Luxurious Hotel Management companies.

The company will outline in detail the on-going progress on the next 10-KSB.




Cala Corporation

March 10,2008                  ---/s/Joseph Cala-------
                                  By: Joseph Cala
                                  Chairman and Chief
                                  Executive Officer